Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO UPDATES DRILLING ACTIVITIES
Glacier Garnet State #1-27 Well Currently Producing 4.5 MMcfed
South Texas and Kansas Exploration Projects Near Drilling Stage
DENVER, COLORADO, May 10, 2006 – CREDO Petroleum Corporation (NASDAQ: CRED) today provided an operational update on its Anadarko Basin drilling program and its new South Texas and Kansas exploration projects.
NORTHERN ANADARKO SHELF DRILLING
The company owns leasehold interests in approximately 60,000 gross acres in its core drilling area located along the northern shelf of the Anadarko Basin in Oklahoma. Drilling is focused primarily in Harper and Ellis Counties where the company has drilled about 65 wells in the past five years. Wells generally range in depth from 7,000 to 9,000 feet.
Five additional wells are scheduled in the upcoming drilling round which will commence this month. This drilling will include a north and an east offset to the recently completed Garnet State #1-27 well drilled on the company’s 5,760 gross acre Glacier Prospect located in Harper County, Oklahoma.
The 7,500-foot Garnet State encountered two separate 10-foot Morrow sands. It was placed on production February 9, 2006 at a daily rate of 2.75 MMcfe (million cubic feet of gas equivalent). The company subsequently reported that the daily production had increased to 3.03 MMcfe. The well is currently producing at a daily rate of 4.5 MMcfe after equipment modifications were made to accommodate a higher flow rate. Flowing pressures have been very steady (taking into account the significant production increase), indicating that the Garnet well is located in a significant reservoir. The company owns a 57% working interest and is the operator.
James T. Huffman, President, stated, “The Glacier Prospect contains the best quality Morrow sands we have encountered in Northwest Oklahoma. Because this is a wildcat prospect, each new well provides a better understanding of the geological factors which control production and reserves in the area. Our drilling to date demonstrates that all the ingredients necessary for excellent production and reserves are present on the Glacier Prospect.”
The upcoming drilling round will also include an east offset to the recently completed Lauer #1-21. The 6,900-foot Lauer well was the sixth well drilled on the company’s 2,560 gross acre Buffalo Creek Prospect. The Lauer commenced production on February 16, 2006, and has produced 7,300 BOE (barrels of oil equivalent) to date. Current daily production is approximately 70 BOE. The last three wells drilled on the prospect have produced approximately 52,000 BOE to date. In anticipation of additional drilling, a 3-D seismic program has been proposed to identify additional drilling locations. The company owns a 31% working interest.

SOUTH TEXAS EXPLORATION PROJECT NEARS DRILLING STAGE
Leasing is complete on the first four South Texas prospects and drilling is expected to commence in the next few months, depending on rig availability. This project has far greater per well production and reserve potential than the company’s northwest Oklahoma and central Kansas drilling projects, and provides the opportunity to materially increase CREDO’s reserves. However, it also carries a much higher cost and greater risk. The company currently owns a 37.5% interest in the project.
The South Texas project is 3-D seismic driven and focuses on the Wilcox, Vicksburg, and Frio sands in Hidalgo and Jim Hogg Counties ranging in depth from 10,000 to 15,000 feet. The 8/8ths cost to drill and complete a test well on all of the first four prospects is currently estimated to total approximately $16,000,000.
Both the cost and the potential of this project far exceed any of the company’s other projects. For example, the estimated cost to drill and complete a 15,000-foot test well on the Esparza Prospect is $6,500,000. If the company elects to participate for its full 37.5% interest, its share of the cost will be about $2,400,000. However, the reserve potential is also very large. For example, two wells in an adjacent field have produced 30 Bcf (billion cubic feet of gas) and 1,500,000 barrels of oil from the sand which is the primary drilling target.
Huffman further stated, “The South Texas project has the potential to make a very significant positive impact on CREDO’s growth. The company is considering participating in drilling the first four prospects with a 25% to a 37.5% interest, and is leaning toward the higher end of the range. Additional prospects are in various stages of generation and leasing.”
CENTRAL KANSAS EXPLORATION PROJECT NEARS DRILLING STAGE
An initial 3-D seismic shoot over a small portion of the 20,000 gross acre Central Kansas project identified a number of excellent drilling locations. Drilling is expected to commence on two of the prospects in the next few weeks. Seismic shooting is currently underway over the remainder of the project area. Drilling will target the Lansing-Kansas City formation at 4,000 feet.
The Kansas project provides geologic and scientific diversification to the company’s drilling program. It also exclusively targets oil reserves which will help bring better product balance to the company’s reserve base. The company owns a 30% interest in the project.
Huffman further stated, “This project gives us a foot-hold in the play. We are currently working on a second project to significantly expand and increase our interest in the area.”
MANAGEMENT COMMENT
“CREDO is opportunity rich with a number of sizeable growth projects in the pipeline,” Huffman said. “The South Texas drilling project provides significant up-side growth potential and will significantly expand and diversify our business. The Kansas project will buttress our priority of replacing reserves and providing sustained growth. The unique combination of our Calliope projects and our drilling projects have consistently produced results that rank CREDO among best performing companies in both the oil and gas industry and among all small U.S. companies.”

Huffman further stated, “A presentation will be made by the company at an energy conference on Thursday. The substance of the presentation will be posted on the company’s website prior to the conference.”
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For more information about the company, visit http://www.credopetroleum.com.

Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.